Exhibit 10.5

CONSULTING AGREEMENT

TEXHOMA ENERGY, INC.

CONSULTING AGREEMENT, dated as of July ___, 2007 (this “Agreement”), by and between TEXHOMA ENERGY, INC., a corporation organized and existing under the laws of the State of Nevada (the “Company”), and NAFI ONAT (the “Consultant”) (collectively sometimes referred to as the “Parties” and individually sometimes referred to as a “Party” or “Each Party”).  Unless otherwise indicated, all references to Sections are to Sections in this Agreement. This Agreement is effective as of the “Effective Date” set forth in Section 14 below.

WITNESSETH :

WHEREAS, the Company desires to obtain the services of Consultant, and Consultant desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, the Company and the Consultant hereto agree as follows:

1.1.           Consulting Services.  The Company hereby retains the Consultant as a Director of the Company, and as Vice President of Operations (“Employment”), to provide, and the Consultant hereby agrees to provide, financial, petroleum engineering, management and general business advisory services to the Board of Directors (the “Services”) as the Board of Directors may reasonably deem to be necessary and beneficial to its efficient and effective operation of its business operations in general.  Such Services shall be rendered on a non-exclusive basis.

1.1.           Consulting Period.  (a) The period during which the Consultant shall render the Services shall commence on July 1 2007 (the “Effective Date”) and shall continue for a period of twelve (12) months.  This Agreement is renewable on a month to month basis thereafter, with the mutual consent of each Party hereto.

2. Scope of Employment.

(a) During the Employment, Consultant will serve as a Director of the Company.  In that connection, Consultant will (i) devote his time, attention, and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with his office as the Board of Directors of the Company may from time-to-time assign to him;

(b) Section 2(a) shall not be construed as preventing Consultant from (i) serving on corporate, civic or charitable boards or committees, or (ii) from giving Consultant the ability to consult with and assist other companies and individuals so as not to be adverse or compete with the Company (unless the Board of Directors is aware such competition or potential competition with the Company); and

(c) In connection with Consultant’s Employment with the Company, Consultant shall travel for and on behalf of Company to such locations in North America which the Company believes it is in the best interest for such Consultant to travel to (the “Travel”), subject to Consultants availability to travel to such location.  Consultant shall be reimbursed by the Company for any reasonable business expenses and traveling costs associated with any such Travel.  Consultant shall only be required to Travel (i.e., be away from his office) for a maximum of twenty-one (21) days (“Travel Days”) for each year that Consultant is employed by the Company pursuant to this Agreement (“Maximum Travel Days”).  Travel Days shall be defined as days in which Consultant is unable to work at least eight (8) hours in his office from the hours of 8:00 A.M. to 6:00 P.M. Central Standard Time due to such Travel.  In the event that Consultant shall use up such Maximum Travel Days prior to the end of any twelve (12) month period covered by this Agreement, Consultant agrees that he will use his best efforts to continue to be available for Travel as may be required by the Company (“Additional Travel”); provided that such Consultant is reimbursed at a reasonable rate (in addition to the compensation provided to Consultant under Section 3(a) below) for such time and expense which Consultant is required to spend in connection with such Additional Travel.

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3. Compensation and Benefits During Agreement. During the Agreement, the Company shall provide compensation to Consultant as follows.

(a) Company shall pay Consultant compensation of $2,500 per month.

(b)  Consultant shall receive 500,000 restricted shares of the Company’s common stock on or around the date of his entry into this Agreement in consideration for agreeing to perform the Services and to be bound by the terms and conditions of this Agreement.

(c)  Consultant shall receive 500,000 restricted shares of the Company’s common stock on the six (6) month anniversary date of the Agreement, assuming that Consultant is still employed under the terms of this Agreement at the expiration of such six (6) month anniversary date.

(d) The Company shall reimburse Consultant for business expenses incurred by Consultant in connection with the Employment in accordance with the Company’s then-current policies, including any reimbursement for reasonable Travel expenses as provided in Section 2(c) above).

(e) Consultant will be eligible to participate in any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board of Directors.

(f)  Consultant will be eligible to participate in any stock option plan of the Company which may be approved in the future by the Board of Directors.

4. Confidential Information.

(a) Consultant acknowledges that the law provides the Company with protection for its trade secrets and confidential information.  Consultant will not disclose, directly or indirectly, any of the Company’s confidential business information or confidential technical information to anyone without authorization from the Company’s management.  Consultant will not use any of the Company’s confidential business information or confidential technical information in any way, either during or after the Employment with the Company, except as required in the course of the Employment.

(b) Consultant will strictly adhere to any obligations that may be owed to former employers insofar as Consultant’s use or disclosure of their confidential information is concerned.

(c)  Information will not be deemed part of the confidential information restricted by this Section 4 if Consultant can show that:   (i) the information was in Consultant’s possession or within Consultant’s knowledge before the Company disclosed it to Consultant; (ii) the information was or became generally known to those who could take economic advantage of it;  (iii) Consultant obtained the information from a party having the right to disclose it to Consultant without violation of any obligation to the Company, or (iv) Consultant is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Consultant notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception or exceptions.

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(d) All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Company made or received by Consultant during the Employment are the property of the Company.  Upon Termination of the Employment, whether or not for Cause, Consultant will immediately deliver to the Company all property of the Company which may still be in Consultant’s possession.  Consultant will not remove or assist in removing such property from the Company’s premises under any circumstances, either during the Employment or after Termination thereof, except as authorized by the Company’s management.

(e) For a period of One (1) year after the date of Termination of the Employment, Consultant will not, either directly or indirectly, hire or employ or offer or participate in offering employment to any person who at the time of such Termination or at any time during such one year period following the time of such Termination was an employee of the Company without the prior written consent of the Company.

5.  Ownership of Intellectual Property.

(a) The Company will be the sole owner of any and all of Consultant’s Inventions that are related to the Company’s business, as defined in more detail below.

(b) For purposes of this Agreement, “Inventions” means all inventions, discoveries, and improvements (including, without limitation, any information relating to any techniques, processes, formulas, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto.

(c) An Invention is “related to the Company’s business” (“Company-Related Invention”) if it is made, conceived, or reduced to practice by Consultant (in whole or in part, either alone or jointly with others, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either: (i) involves equipment, supplies, facilities, or trade secret information of the Company; (ii) involves the time for which Consultant was or is to be compensated by the Company; (iii) relates to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Consultant for the Company.

(d) Consultant will promptly disclose to the Company, or its nominee(s), without additional compensation, all Company-Related Inventions.

(e) Consultant will assist the Company, at the Company’s expense, in protecting any intellectual property rights that may be available anywhere in the world for such Company-Related Inventions, including signing U.S. or foreign patent applications, oaths or declarations relating to such patent applications, and similar documents.

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(f) To the extent that any Company-Related Invention is eligible under applicable law to be deemed a “work made for hire,” or otherwise to be owned automatically by the Company, it will be deemed as such, without additional compensation to Consultant.   In some jurisdictions, Consultant may have a right, title, or interest (“Right,” including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Company-Related Inventions that cannot be automatically owned by the Company.  In that case, if applicable law permits Consultant to assign Consultant’s Right(s) in future Company-Related Inventions at this time, then Consultant hereby assigns any and all such Right(s) to the Company, without additional compensation to Consultant; if not, then Consultant agrees to assign any and all such Right(s) in any such future Company-Related Inventions to the Company or its nominee(s) upon request, without additional compensation to Consultant.

6.  Non-competition.  As a condition to, and in consideration of, the Company’s entering into this Agreement, and giving Consultant access to certain confidential and proprietary information, which Consultant recognizes is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the provisions of this Section 6 as applied to Consultant and other employees similarly situated to Consultant, and for ten dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which Consultant hereby acknowledges, Consultant acknowledges and hereby agrees as follows:

(a) that Consultant is and will be engaged in the business of the Company;

(b) that Consultant has occupied a position of trust and confidence with the Company prior to the Effective Date, and that during such period and the period of Consultant’s Employment under this Agreement, Consultant has, and will, become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company;

(c) that the obligations of this Agreement are directly related to the Employment and are necessary to protect the Company’s legitimate business interests; and that the Company’s need for the covenants set forth in this Agreement is based on the following:  (i) the substantial time, money and effort expended and to be expended by the Company in developing technical designs, , oil and gas surveys and production estimations, marketing plans and similar confidential information; (ii) the fact that Consultant will be personally entrusted with the Company’s confidential and proprietary information; (iii) the fact that, after having access to the Company’s technology and other confidential information, Consultant could become a competitor of the Company; and (iv) the highly competitive nature of the Company’s industry, including the premium that competitors of the Company place on acquiring proprietary and competitive information; and

(d) that for a period commencing on the Effective Date and ending nine (9) months following Termination as provided in Section 11, Consultant will not, directly or indirectly, serve as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that directly or indirectly engages or proposes to engage in (i) the same, or a substantially similar, type of business as that in which the Company engages; or (ii) the business of distribution or sale of (A) products and services distributed, sold or license by the Company at the time of termination; or (B) products and services proposed at the time of Termination to be distributed, sold or licensed by the Company, in any county or State in which the Company has oil and/or gas operations, or owns or licenses any oil or gas properties on the date of such Termination (the “Territory”); provided, however

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(e) that nothing contained herein shall be construed to prevent Consultant from investing in the stock or securities of any competing corporation listed on any recognized national securities exchange or traded in the over the counter market in the United States, but only if (i) such investment is of a totally passive nature and does not involve Consultant devoting time to the management or operations of such corporation and Consultant is not otherwise involved in the business of such corporation; and if (ii) Consultant and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the Effective Date), collectively, do not own, directly or indirectly, more than an aggregate of two percent (2%) of the outstanding stock or securities of such corporation.

7. Legal Fees and Expenses.  In the event of a lawsuit, arbitration, or other dispute-resolution proceeding between the Company and Consultant arising out of or relating to this Agreement, the prevailing party, in the proceeding as a whole and/or in any interim or ancillary proceedings (e.g., opposed motions, including without limitation motions for preliminary or temporary injunctive relief) will be entitled to recover its reasonable attorneys’ fees and expenses unless the court or other forum determines that such a recovery would not serve the interests of justice.

8.  Successors.

(a) This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns; (ii) Consultant and Consultant’s heirs and legal representatives, except that Consultant’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part; and (iii) Consultant Parties as provided in Section 10.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, Acquisition or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.  Arbitration.

(a) Except as set forth in paragraph (b) of this Section 9 or to the extent prohibited by applicable law, any dispute, controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of the demand for arbitration.  The arbitration shall take place before a single arbitrator, who will preferably but not necessarily be a lawyer.  Unless otherwise agreed by the parties, the arbitration shall take place in the city in which the Company’s principal office space is located at the time of the dispute or was located at the time of Termination of the Employment (if applicable).  The arbitrator is hereby directed to take all reasonable measures not inconsistent with the interests of justice to expedite, and minimize the cost of, the arbitration proceedings.

(b) To protect inventions, trade secrets, or other confidential information of Section 4, and/or to enforce the non-competition provisions of Section 6, the Company may seek temporary, preliminary, and/or permanent injunctive relief in a court of competent jurisdiction, in each case, without waiving its right to arbitration.

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(c) At the request of either party, the arbitrator may take any interim measures s/he deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality set forth in this Agreement.

(d) Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

10.	Indemnification.

(a)  The Company agrees to indemnify and hold harmless Consultant, his nominees and/or assigns (a reference in this Section 10 to Consultant also includes a reference to Consultant’s nominees and/or assigns) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation that is in any way related to the Consultant’s employment with the Company (whether or not in connection with any action in which the Consultant is a party). Such indemnification does not apply to acts performed by Consultant, which are criminal in nature or a violation of law. The Company also agrees that Consultant shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Company, for, or in connection with, the engagement of the Consultant under the Agreement, except to the extent that any such liability resulted primarily and directly from Consultant’s gross negligence and willful misconduct.

(b)  These indemnification provisions shall be in addition to any liability which the Company may otherwise have to Consultant or the persons indemnified below in this sentence and shall extend to the following: the Consultant, his affiliated entities, partners, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents, and controlling persons of any of them (collectively, the  “Consultant Parties”).

(c)  If any action, suit, proceeding or investigation is commenced, as to which any of the Consultant parties propose indemnification under the Agreement, they shall notify the Company with reasonable promptness; provided however, that any failure to so notify the Company shall not relieve the Company from its obligations hereunder. The Consultant Parties shall have the right to retain counsel of their own choice (which shall be reasonably acceptable by the Company) to represent them, and the Company shall pay fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against the Consultant Parties made with the Company’s written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the party seeking indemnification, which shall not be reasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the party seeking indemnification of an unconditional release from all liability in respect of such claim.

(d)  The indemnification provided by this Section 10 shall not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Company's Articles of Incorporation, Bylaws, any law, agreement or vote of shareholders or disinterested Directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of Consultant, both as to action in his Employment and as to action in any other capacity.

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(e) Neither Termination nor completion of the Employment shall effect these indemnification provisions which shall then remain operative and in full force and effect.

11.	Termination

This Agreement and the consulting relationship created hereby will terminate (i) upon the disability or death of Consultant under Section 11 (a) or 11(b); (ii) with cause under Section 11 (c); (iii) for good reason under Section 11 (d); (iv) or without cause under Section 11(e).

(a)
Disability.  Company shall have the right to terminate the employment of Consultant under this Agreement for disability in the event Consultant suffers an injury, illness, or incapacity of such character as to substantially disable him from performing his duties without reasonable accommodation by Consultant hereunder for a period of more than sixty (60) consecutive days upon Company giving at least thirty (30) days written notice of termination.

(b)	Death. This agreement will terminate on the Death of the Consultant.

(c)
With Cause.  Company may terminate this Agreement at any time because of, (i) the conviction of Consultant of an act or acts constituting a felony involving moral turpitude, dishonesty or theft or fraud; or (ii) Consultant’s negligence in the performance of his duties hereunder.

(d)	Good Reason. The Consultant may terminate his employment for “Good Reason” by giving Company ten (10) days written notice if:

(i)
he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof;

(ii)           his compensation is reduced; or

(iii)
Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for termination hereunder or to contest in good faith such notice.

(e)	Without Cause. Company may terminate this Agreement without cause.

12.  Obligations of Company Upon Termination.

(a) In the event of the termination of Consultant’s employment pursuant to Section 11 (a), (b) or (c), Consultant will be entitled only to the compensation earned by him hereunder as of the date of such termination (plus life insurance or disability benefits).

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(b) In the event of the termination of Consultant’s employment pursuant to Section 11 (d) or (e), Consultant will be entitled only to the compensation earned by him hereunder as of the date of such termination (plus life insurance or disability benefits), plus any restricted stock awards which he is due pursuant to the terms of this Agreement, even if Consultant is terminated prior to the date such restricted common stock is due to him pursuant to Section 3 of this Agreement, above.

13.  Other Provisions.

(a) All notices and statements with respect to this Agreement must be in writing.  Notices to the Company shall be delivered to the Chairman of the Board or the Chief Executive Officer or President of the Company.  Notices to Consultant may be delivered to Consultant in person, by email or fax, or sent to Consultant’s then-current mailing address as indicated in the Company’s records.

(b) This Agreement sets forth the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

(c) Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

(d) If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

(e) This Agreement will be governed and interpreted under the laws of the United States of America and the laws of the State of Texas as applied to contracts made and carried out in Texas by residents of Texas.

(f) No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(g) Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(h) This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank. Signature page follows.]

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14.  Summary of Terms of Employment

Effective Date	July 1, 2007

Term & Commitment	One (1) Year, full-time, renewable

Office / Position	Director, Vice President of Operations

Salary	$2,500 per month and shares of restricted common stock as provided in Section 3 above

This Agreement contains provisions requiring binding arbitration of disputes.  By signing this Agreement, Consultant acknowledges that he  (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

Executed to be effective as of the Effective Date.

TEXHOMA ENERGY, INC.,	CONSULTANT:

/s/ Daniel Vesco	/s/ Nafi Onat
DAN VESCO	NAFI ONAT
Chief Executive Officer

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